Exhibit 3(i)(a)
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
MOTOROLA, INC.
               Motorola, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
               FIRST: The Board of Directors of the Company, at a meeting duly called and held on February 24, 2009, adopted a resolution proposing and declaring advisable an amendment to the Company’s Restated Certificate of Incorporation to reduce the par value of the Company’s common stock from $3.00 per share to $0.01 per share.
               SECOND: Thereafter, pursuant to the resolution of the Board of Directors, the annual meeting of the stockholders of the Company was duly called and held on May 4, 2009, upon notice in accordance with Section 222 of the DGCL at which meeting a majority of the outstanding shares of Common Stock of the Company, the only class entitled to vote thereon, voted in favor of the amendment.
               THIRD: Article 4 of the Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Article 4 and replacing it with the following:
               The number of shares which the corporation shall have authority to issue, itemized by classes, par value of shares, and series, if any within a class, is:

	Series	Number of	Par Value Per
Class	(if any)	Shares	Share
Preferred	To be issued in series	500,000	$100

Common	None	4,200,000,000	$0.01
               FOURTH: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

               IN WITNESS WHEREOF, the Company has caused this certificate to be signed by A. Peter Lawson, its Executive Vice President, General Counsel and Secretary to the Board, this 5th day of May, 2009.

MOTOROLA, INC.
By:	/s/ A. Peter Lawson
A. Peter Lawson
Executive Vice President, General Counsel and Secretary to the Board